Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Earnings

Whippany, New Jersey, February 4, 2016 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 26, 2015.

Net income for the first quarter of fiscal 2016 was $12.3 million, or $0.20 per Common Unit, compared to net income of $55.8 million, or $0.92 per Common Unit, in the prior year first quarter.

Net income and EBITDA for the first quarter of fiscal 2016 included a $3.0 million charge related to the settlement of a product liability matter. Net income and EBITDA for the first quarter of fiscal 2015 included $1.9 million in expenses related to the integration of Inergy Propane. Excluding the effects of the foregoing items and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) amounted to $67.2 million for the first quarter of fiscal 2016, compared to Adjusted EBITDA of $101.0 million in the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Record warm temperatures throughout most of our service territories clearly impacted customer demand in the first quarter of fiscal 2016.  Nonetheless, the strength of our balance sheet and flexible nature of our operating model allow us to effectively manage the short-term impact of the warm weather on earnings.”

Mr. Stivala added, “In an otherwise challenging environment for the broader energy sector given the backdrop of sustained low commodity prices, we are well positioned to continue to focus on our growth initiatives, while also refining our business model. In line with our business strategy, as announced on December 15, 2015, during the first quarter we acquired the assets of Propane USA, which expands our presence in an already strong market for Suburban and provides an opportunity to apply our operating model to enhance overall returns.”

Retail propane gallons sold in the first quarter of fiscal 2016 decreased 24.7 million gallons, or 18.4%, to 109.8 million gallons compared to 134.5 million gallons in the prior year first quarter. Sales of fuel oil and other refined fuels decreased 2.7 million gallons, to 8.6 million gallons compared to 11.3 million gallons in the prior year first quarter.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the month of December 2015 and the first quarter of fiscal 2016 were the warmest on record.  Overall, average temperatures for the first quarter of fiscal 2016 were 25% warmer than normal and 17% warmer than the prior year first quarter.

Revenues of $275.9 million decreased $147.1 million, or 34.8%, compared to the prior year first quarter, primarily due to lower retail propane and fuel oil volumes sold and lower retail selling prices associated with lower wholesale product costs. Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 44.8% and 41.0% lower than the prior year first quarter, respectively. Cost of products sold for the first quarter of fiscal 2016 of $92.5 million decreased $95.4 million, or 50.8%, compared to $187.9 million in the prior year first quarter, primarily due to lower wholesale product costs and lower volumes sold. Cost of products sold for the first quarter of fiscal 2016 included a $1.2 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $9.5 million unrealized (non-cash) gain in the prior year first quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $120.4 million for the first quarter of fiscal 2016 were $6.1 million, or 4.8%, lower than the prior year first quarter, primarily due to operating efficiencies resulting in continued savings in payroll and benefit related expenses and vehicle expenses, as well as lower variable costs based on volumes sold.  Depreciation and amortization expense of $31.6 million decreased $1.0 million, or 3.0%, primarily due to the acceleration of depreciation expense recorded in the prior year first quarter for assets taken out of service. Net interest expense of $18.9 million decreased $1.1 million, or 5.5%, primarily due to savings from the refinancing of certain of the Partnership’s senior notes completed in the second quarter of fiscal 2015.

Mr. Stivala concluded, “From a liquidity perspective, once again we funded all of our working capital needs, and the acquisition of Propane USA, from cash on hand without the need to borrow under our revolving credit facility during the quarter, and ended the first quarter with $57.0 million of cash and access to approximately $250.0 million of available borrowing capacity. With much of the heating season still ahead, our people continue to focus on the things they can control -- providing superior customer service, driving operating efficiencies and managing our cost structure.”

As previously announced on January 21, 2016, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.8875 per Common Unit for the three months ended December 26, 2015. On an annualized basis, this distribution rate equates to $3.55 per Common Unit, an increase of 1.4% compared to the annualized rate at the end of the prior year first quarter.  The distribution is payable on February 9, 2016 to Common Unitholders of record as of February 2, 2016.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 700 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2015 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 26, 2015 and December 27, 2014

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 26, 2015	December 27, 2014
Revenues
Propane	$231,475	$354,650
Fuel oil and refined fuels	20,688	38,930
Natural gas and electricity	11,674	15,967
All other	12,020	13,397
	275,857	422,944

Costs and expenses
Cost of products sold	92,506	187,921
Operating	104,871	107,117
General and administrative	15,498	19,309
Depreciation and amortization	31,638	32,629
	244,513	346,976

Operating income	31,344	75,968
Interest expense, net	18,893	19,999

Income before provision for income taxes	12,451	55,969
Provision for income taxes	185	162

Net income	$12,266	$55,807

Net income per Common Unit - basic	$0.20	$0.92
Weighted average number of Common Units outstanding - basic	60,745	60,523

Net income per Common Unit - diluted	$0.20	$0.92
Weighted average number of Common Units outstanding - diluted	60,961	60,796

Supplemental Information:
EBITDA (a)	$62,982	$108,597
Adjusted EBITDA (a)	$67,192	$101,005
Retail gallons sold:
Propane	109,764	134,534
Refined fuels	8,565	11,261
Capital expenditures:
Maintenance	$4,686	$3,611
Growth	$8,266	$4,324

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 26, 2015	December 27, 2014
Net income	$12,266	$55,807
Add:
Provision for income taxes	185	162
Interest expense, net	18,893	19,999
Depreciation and amortization	31,638	32,629
EBITDA	62,982	108,597
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	1,210	(9,505)
Product liability settlement	3,000	-
Integration-related costs	-	1,913
Adjusted EBITDA	$67,192	$101,005

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.

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